QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF CBRE HOLDING, INC.

At December 31, 2002

NAME	State (or Country) of Incorporation
CB Commercial Ltd.	United Kingdom
CB Richard Ellis, Inc.	Delaware
CB Richard Ellis Services, Inc.	Delaware
CBRE Stewardship	United Kingdom

QuickLinks

  EXHIBIT 21
SUBSIDIARIES OF CBRE HOLDING, INC. At December 31, 2002